BIOPORE CORPORATION

SUNSTORM RESEARCH CORPORATION/BIOPORE CORPORATION

FINANCING DEFAULT LICENSE AGREEMENT

         This Agreement is made and entered into as of the fourteenth day of October 2002 by and among Sunstorm Research Corporation, a California corporation that is wholly owned by James R. Benson, Ph.D., (“Sunstorm”), James R. Benson, Ph.D., and Biopore Corporation, a California corporation, (“Biopore”).

RECITALS

         This Agreement is made and entered into with respect to and in reliance upon the following facts:

         A.  The parties previously entered into that certain Loan and Security Agreement, dated as of December 31, 2001 (the "Loan Agreement”), pursuant to which the due date of the loan Dr. Benson had made to Biopore to finance its defense of a legal action brought against it by Mott Corporation was extended from December 31, 2001, to August 31, 2002 and certain intellectual property of Biopore was provided as security for the loan.

         B.  None of the amounts due under the loan made by Dr. Benson to Biopore, whether the original principal amount of $115,000 or accrued interest has been repaid, and all sums owed by Biopore to Dr. Benson, in the approximate amount of $138,000.00, are now due and payable.

           C.  Dr. Benson desires, in lieu of exercising his right to obtain the intellectual property of Biopore securing his loan to Biopore, and thereby obtain all right, title and interest in and to such intellectual property, or compel the sale of such intellectual property to a third party in order to potentially recover the amounts he is owed, to enter into an arrangement allowing Biopore to continue to utilize such intellectual property in the fields of use it is now involved in and to obtain the rights to use such intellectual property in other fields.

          D.  Biopore desires to enter into this Agreement in order to provide for the orderly transfer of the intellectual property serving as collateral for the loan identified above to Sunstorm, without the need to incur substantial transaction or defense costs and to retain the exclusive rights, including as to Sunstorm and its affiliates, to sublicense or otherwise commercially exploit such intellectual property in certain fields of use, subject to the terms and conditions set forth below, in lieu of a public or private sale of such intellectual property by Sunstorm or Dr. Benson pursuant to Article 9 of the Uniform Commercial Code and the Loan Agreement.

NOW, THEREFORE, the parties agree as follows:

         1.  DEFINITIONS. As used in this Agreement, the following capitalized terms in quotation marks shall have the meanings set forth below:

            (a)        “Collateral Patents” means any of the patents that serve as collateral for the loan described above as listed on the attached Exhibit A.

          (b)

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents issued by the United States and any other country and applications therefor, and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, including, but not limited to, software, technical data and customer lists, and all documentation related to any of the foregoing (“Trade Secrets”); and (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”).

(c)

“Licensed Patents” means the United States Patents and international patent applications listed on the attached Exhibit A and all Intellectual Property Rights associated with any such patent or patent application.

            (d)

“Licensed Field” means the fields of (i) gene therapy, (ii) oral drug delivery, (iii) injectable drug delivery, (iv) embolization therapy, (v) urology, (vi) gynecology, (vii) treatment of gastro-intestinal disorders, including orally delivered non-absorbed polymers for sequestering unwanted entities from the GI tract and excreting them, (viii) oligonucleotide peptide and protein synthesis and characterization, (ix) support for tissue and bone, including artificial liver and artificial cartilage, (x) dressing of wounds, (xi) bulking agents, e.g. in urinary incontinence, (xii) dermal augmentation, (xiii) cell culture and (xiv) any other use for medical treatment of a human patient.  The term “Licensed Fields” shall also include such other fields requested to be added by Biopore, if Sunstorm consents to such addition, such consent not to be unreasonably withheld if Sunstorm, at the time of such request, is not actively pursing commercial exploitation, whether directly or as a licensor or potential licensor of others, of the technology covered by the Licensed Patents.

(e)

“Licensing Expenses” means all reasonable expenses actually incurred by Sunstorm in marketing and licensing the Licensed Patents and the associated Intellectual Property Rights to third parties as envisioned by this Agreement, as well as all reasonable fees and expenses actually incurred by Sunstorm in obtaining, prosecuting maintaining and enforcing the Licensed Patents and such other governmental registrations of Intellectual Property Rights covering the Licensed Technology as Sunstorm shall deem appropriate, including any sums paid to any inventor of any invention of a Licensed patent in order to secure such inventor's cooperation in obtaining, prosecuting or maintaining a patent in any country.  Licensing Expenses shall include both (i) a reasonable allowance for labor costs of Sunstorm employees (excluding James R. Benson, Ph.D.) participating in such marketing and licensing, as well as participating in obtaining, prosecuting and maintaining the Licensed Patents and such other governmental registrations of Intellectual Property Rights covering the Licensed Technology, while so participating, but shall not include any overhead expenses and (ii) all out of pocket expenses incurred by Sunstorm in such marketing and licensing.  Licensing Expenses shall also include any payments made to any third party on account of the transactions envisioned by this Agreement, including reasonable commissions paid to licensing agents and representatives and royalties paid to Unilever under the Unilever Agreement.

        (f)         “Unilever” means Unilever, PLC, a corporation organized and existing under the laws of Great Britain.

        (g)        “Unilever Agreement” means the license agreement made on or about August 18, 1993 between Sunstorm and Unilever concerning porous polymeric “Polyhipe” materials produced by high phase emulsions.

        2.  TRANSFER OF PATENTS.  Subject to the terms and conditions set forth elsewhere in this Agreement, Biopore will transfer all of its right, title and interest in and to the Collateral Patents and all associated Intellectual Property Rights to Sunstorm.  Upon such transfer, Dr. Benson will forgive all indebtedness due him, including the principal sum of approximately $115,000, all accrued interest and any other fees costs or other amounts due him, under the loan identified above that was the subject to the Loan Agreement or that are due him under the Loan Agreement or a total of $138,600.97 of indebtedness.

         3.  LICENSE GRANT.  Subject to the terms and conditions set forth elsewhere in this Agreement, and Biopore’s adherence to all applicable terms and conditions of the Unilever Agreement, Sunstorm hereby grants to Biopore an exclusive, world-wide, assignable, irrevocable, royalty free, license under the Licensed Patents (and all Sunstorm Intellectual Property Rights in the Licensed Field) to grant to third parties, on such terms and conditions as Biopore deems best, provided such third parties are obligated to pay a reasonable royalty or other monetary consideration for the rights so granted to them by Biopore, the rights to exercise any and all rights under the Licensed Patents and all other all Sunstorm Intellectual Property Rights in the Licensed Field.  The exclusivity of the license granted above shall be such that Sunstorm shall be excluded from exercising the licensed rights on and after November 30, 2002 to the extent it may be exercising or may have exercised such right prior to such date, the parties acknowledging that any such use in the Licensed field is and/or was incidental or inadvertent.    In addition to the rights licensed above, Biopore shall also have the right, but not the obligation, to obtain, prosecute maintain and enforce the Licensed Patents and such other governmental registrations of Intellectual Property Rights covering the Licensed Field as Biopore shall deem best in accordance with Section 9 below.  Without limiting the generality of the foregoing or restricting or limiting Biopore’s rights in any way, Sunstorm shall not contact any licensee or prospective licensee of any of the Licensed Patents in the Licensed Field or any inventor of any invention or other work covered by any of these and discuss any matter pertaining to the Licensed Patents in the Licensed Field without the prior written consent of Biopore, except as may be necessary to discharge its obligations hereunder to prosecute and maintain the Licensed Patents.

         4.  APPLICATION AND PAYMENT OF LICENSING CONSIDERATION.  As further consideration for Biopore’s entry into this Agreement and transfer of the Collateral patents to Sunstorm, hereunder, Sunstorm agrees that any proceeds realized from its commercial exploitation (the use or manufacture of sale of products to or for third parties for value) or licensing of the Licensed Patents in fields other than the Licensed Field will be applied and paid as follows:

A.

To repay Sunstorm any Licensing Expenses incurred by Sunstorm prior to the receipt of such proceeds;

B.

Ninety percent (90%) of any remaining proceeds realized from Sunstorm’s commercial exploitation or licensing of the Licensed Patents in any field other than the Licensed Technology shall be retained by Sunstorm, and the remaining ten percent (10%) of such proceeds shall be paid to Biopore by Sunstorm in accordance with Section 4.

         5.  LICENSING REPORTS. Within thirty (30) days after the end of each calendar quarter, Sunstorm shall deliver to Biopore a report summarizing any commercial exploitation of the Collateral Patents in any field other than the Licensed Field or any licensing transactions involving the Collateral Patents in any field other than the Licensed Field negotiated and entered into that quarter including the name of each licensee or prospective licensee and the principal terms and conditions being discussed in any such negotiations and the principal terms and conditions of any such license entered into, as well as any material activities taken by Sunstorm during such quarter with respect to obtaining, prosecuting maintaining and enforcing the Licensed Patents and such other governmental registrations of associated Intellectual Property Rights.  The report shall also set forth the application of any proceeds collected during such quarter and any amount due Biopore from all such transactions during such quarter and the basis on which such total was computed.  Within such thirty (30) day period, Sunstorm shall also pay to Biopore the amount, if any, payable to Biopore hereunder for such calendar quarter.

         6.  REPRESENTATIONS AND WARRANTIES.  Each of the parties represents and warrants to the other parties as follows, acknowledging that the other party is relying on such representations and warranties in consenting to and entering into this Agreement, such representation to be deemed to have been made upon the execution of this Agreement, as well as the closing envisioned by Section 8:

         A.  The party has the authority to enter into this Agreement and to perform all of the party’s obligations and duties hereunder.  The person signing this Agreement on behalf of the party has full authority to do so.  The party has obtained all authorizations and consents necessary for the party to enter into and perform its duties and obligations hereunder, including all consents and authorizations required by its organizational and charter documents, law or any contract to which it is a party or by which it is bound or in any legal proceedings to which it is a party.

         B. The party has carefully read this Agreement, understands the content and the consequences of this Agreement and enters into this Agreement as the party’s free act, with full consideration and advice of legal counsel or the informed waiver of the opportunity to obtain such advice and without any mistake, duress or undue influence.  In entering into this Agreement, the party is relying on the party’s own judgment, belief and knowledge, and not by any representations or agreements not set forth herein regarding the contents of this Agreement by the other party or anyone representing the other party.

         C.   Neither the party’s entry into this Agreement nor its performance of its duties and obligations under this Agreement will constitute a breach of or violate its Articles of Incorporation or bylaws or constitute a breach of or an event of default under any agreement or instrument to which such party is a party or by which it or any of its material assets are bound, or constitute a breach of any law applicable to such party or any governmental or court order by which such party or any of its material assets are bound or to which it or they are subject.

         D.   Biopore has good, valid and marketable title to all of the Collateral Patents to be transferred to Sunstorm hereunder and such rights are free of all claims liens and encumbrances, except those of licensees and potential licensees of Biopore in the Licensed Fields.

         E.    The party is not a party to any pending or threatened arbitration proceeding, lawsuit or governmental investigation or proceeding or any other similar proceeding the outcome of which could materially interfere with its ability to execute and deliver this Agreement or to perform its obligations hereunder.

         7.  DELIVERIES AT CLOSING.  At the closing for the transaction envisioned by this Agreement, Biopore shall deliver to Sunstorm the following documents or information as they or it relate(s) to the Collateral Patents: (a) all invention disclosures, (b) copies of any relevant technical specifications, (c) a list of attorneys, by patent, prosecuting or supervising the maintenance of any of the Collateral Patents, (d) an assignment from Biopore to Sunstorm, in form and substance reasonably satisfactory to Sunstorm, of each of the Collateral Patents.

Dr. Benson shall deliver to Biopore any note evidencing the loan identified above marked “paid in full” or ”cancelled” or other evidence of the satisfaction of such indebtedness.

         8.  CLOSING.  The closing of the transactions that are envisioned by this Agreement and the parties’ deliveries under Section 7 above shall occur on or before December 1, 2002, by facsimile, express courier or such similar means as are agreed to by the parties or on such other date and at such other place and time as the parties may agree upon.

             9.  POST CLOSING COVENANTS.  After the closing envisioned by Section 7 above Biopore shall provide to Sunstorm such assistance as Sunstorm shall reasonably request to assist Sunstorm in prosecuting, maintaining and enforcing the Collateral Patents and such other governmental registrations of related Intellectual Property Rights as Sunstorm shall deem appropriate, including the execution of such documents and instruments as Sunstorm may reasonably request from Biopore or the named inventors of particular Collateral Patents (in the case of such inventors Biopore shall assist Sunstorm in obtaining any needed signatures from such inventors).  Sunstorm shall take all reasonable steps, at its sole cost and expense, to prosecute and maintain the Licensed Patents in the United States and those other countries it reasonably decides, after consultations with Biopore, would be appropriate.  The parties shall negotiate in good faith the actions to be taken and an equitable allocation of costs involved with respect to the enforcement of the Licensed Patents against any infringer in the Licensed Field or any third party asserting the invalidity of the licensed patents in any field.  Sunstorm shall keep Biopore apprised of all material actions it takes and plans to take with respect to such prosecution, maintenance and enforcement.  In the event that Sunstorm fails to so prosecute and maintain any of the Licensed Patents, Biopore shall have the right, but not the obligation, to prosecute and maintain any of the Licensed Patents and such other governmental registrations of Intellectual Property Rights covering the Licensed Field as Biopore shall deem best.  In the event Biopore so prosecutes or maintains any such Licensed Patent or Intellectual Property Right, Sunstorm shall promptly, upon the demand of Biopore, reimburse Biopore for any out of pocket cost incurred by Biopore in such prosecution or maintenance efforts.  If Sunstorm fails to reimburse Biopore within thirty days after any such demand and the total of all unpaid reimbursements then totals $10,000 or more, Sunstorm will assign any Licensed Patent that it has not maintained or prosecuted to Biopore promptly upon Biopore’s request.  Biopore and Sunstorm shall each also promptly report in writing to the other any: (i) known infringement or suspected infringement or misappropriation by a third party of any of the Intellectual Property Rights under or related to the patents to be transferred to Sunstorm or licensed back to Biopore hereunder in the other’s field of use, and shall provide the other party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.  Biopore will also (i) deliver to Sunstorm a copy of its annual balance sheet within 30 days after the end of Biopore’s fiscal year and 30 days’ after Sunstorm’s reasonable request for an interim balance sheet, (ii) notify Sunstorm prior to instituting any legal action against any third party and keep Sunstorm apprised of the material developments in any such litigation, (iii) notify Sunstorm within ten days after being served in any litigation by any third party and keep Sunstorm apprised of the material developments in any such litigation, or (iv) notify Sunstorm if Biopore elects to dissolve or to go out of business or to cease operations.

         10.  REVERSION OF LICENSE.  The license granted to Biopore under Section 3 shall terminate and all rights in the licensed patents revert to Sunstorm if after the occurrence of any of the following events, Sunstorm notifies Biopore that Sunstorm desires to terminate such license:

a.

the insolvency of Biopore or its inability to pay its debts as they mature;

b.

the failure of Biopore to obtain a dismissal of any litigation against it or to provide for all liability that may be imposed upon it in any such litigation within 30 days after being served in such litigation; or

c.

Biopore’s election to dissolve, to go out of business or to cease operations other than after a voluntary sale of all or substantially all of the assets of the Company.

         Such termination shall be effective at such date on or after Sunstorm’s notice of termination to Biopore as Sunstorm shall specify in such notice.  Upon such termination, all rights of Biopore to license the Licensed Patents or to sell products covered by the claims of the Licensed Patents shall immediately cease, except that Biopore may sell any products then in its inventory or ordered from manufacturers under orders that cannot be cancelled without any payment or penalty for the ninety days following termination and any licenses entered into prior to termination shall be deemed valid as to the sublicensee.

         11.  FURTHER ASSURANCES.  In addition to their specific obligations under Section 8, the parties shall also take such other actions, including the execution of such instruments and agreements as either party may reasonably request, and give each other such assurances as any party may reasonably request as shall be reasonably necessary to effect the transactions envisioned by this Agreement.

12.  MISCELLANEOUS.

         A.  Notices.  Any notice required by or envisioned by this Agreement shall be in writing and shall be sent to the recipient party by such means and to such address as the recipient party shall specify to all of the other party.  Each party shall specify such means and address in writing to the other at or prior to the closing envisioned by Sections 4 and 8 above.  Thereafter, a party may change the party’s preferred means of notice and address by notifying all of the other parties of such change at the addresses and by the means most recently provided by them in accordance with this Section 12A.

B.  Counterparts.  This Agreement may be signed in counterparts and each such counterpart shall be deemed an original, and all such counterparts together shall constitute but one agreement.

         C.   Captions.   The titles and headings used in this Agreement are used for convenience only and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

         D.  Amendments and Waivers.  No amendment of this Agreement shall be effective unless set forth in a written instrument signed by the party against whom the amendment is to be enforced.  No waiver of any right under this Agreement shall be effective unless set forth in a written instrument signed by the waiving party.

         E.  Integration.  This Agreement contains the entire understanding of the parties concerning the subject matter of this Agreement and all such understandings and prior negotiations and agreements about such subject matter are merged into this Agreement.  The exhibits to this Agreement are an integral part of this Agreement.

         F.  Assignment.  Neither party shall have any right to delegate any duty it has under this Agreement without the prior consent of the other; provided, however, such consent shall not be unreasonably withheld.  The rights and obligations of a party to this Agreement shall inure to and be binding upon the permitted successors and assigns of such party.

         G.  Severability.  If any provision of this Agreement is found to be illegal, void, ineffective or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions shall continue to be enforceable in accordance with their terms.

         H.  Governing Law.  This Memorandum of Understanding is entered into under and shall be governed by the laws of the State of California, except its choice of law principles.

         I.  Relationship of Parties.  Nothing in this Agreement is intended to or shall be construed to create a partnership or similar relationship among the parties.

         J.  Attorneys Fees.  The prevailing party in any legal action brought to interpret or enforce this Agreement or any promissory note delivered pursuant to this Agreement or attached to this Agreement or the security interest created by this Agreement shall be entitled to collect the prevailing party’s reasonable attorneys’ fees and costs in addition to any other relief to which it may be entitled.

SIGNATURE PAGE OF

SUNSTORM RESEARCH CORPORATION/BIOPORE CORPORATION

FINANCING DEFAULT LICENSE AGREEMENT

         IN WITNESS WHEREOF, the undersigned have executed this Loan and Security Agreement as of the date first written above.

                                                          BIOPORE CORPORATION, a California

                                                                      corporation

                                                           By /s/ Bruce S. Morra

                                                                Name: Bruce S. Morra

                                                                Title:   President

                                                          SUNSTORM RESEARCH CORPORATION,

                                                                 a California corporation

                                                           By /s/ James R. Benson

                                                                Name: James R. Benson, Ph.D.

                                                                Title:  President

/s/ James R. Benson

James R. Benson, Ph.D.